Exhibit 10.7

MICHAEL GROSSMAN FINAL SEPARATION AGREEMENT

This Final Separation Agreement (“Agreement”) is entered into by and between Michael Grossman (“Grossman”), and ProUroCare Medical Inc. (“PUC”).

WHEREAS, Grossman was employed by PUC; and,

WHEREAS, because PUC is a development stage company, with no revenues or income but a significant amount of debt, and has received a “Going Concern” opinion from its auditors, it was not financially able to, and did not, pay Grossman according to the terms of his March 4, 2005 Employment Agreement with PUC (the “Contract”); and

WHEREAS, the Parties desire to amicably terminate Grossman’s employment relationship with PUC; and,

WHEREAS, the Parties wish to enter into this Agreement to fully and finally settle any differences between them that have or may have arisen out of Grossman’s employment relationship with PUC and the termination of that employment relationship, and to forever separate Grossman’s relationship with PUC.

NOW THEREFORE, the Parties have agreed to the following terms and conditions:

1.                                       In consideration for the promises set forth in this Agreement, PUC will:

A.                                   Pay Grossman One Hundred Three Thousand Nine Hundred Ninety and 45/100 Dollars ($103,990.45) as back wages in eight (8) monthly payments and a final balloon payment, according to the following schedule:

Date	Amount
May 15, 2007	$4,000.00
June 1, 2007	$6,000.00
First of each month, July 1 through December 1, 2007	$8,000.00
Balloon payment, on or before December 28, 2007	$45,990.45

PUC may, in its discretion, pre-pay the foregoing amounts without penalty.  If PUC pays any current or former employees accrued, but unpaid, back wages, it shall pay Grossman on an equal basis based upon the total amount due to each person, taking into account amounts paid previously under this Section 1.A. If PUC fails to make any payment on its due date according to the schedule above, PUC shall pay a penalty of 10 percent of that payment.  In addition, PUC shall pay interest on any past due payments outstanding at a rate of 10 percent per year (based on a 365 day year and actual number of days outstanding). The provisions for penalty and interest on past due payments provided herein are not intended to and do not waive any of Grossman’s rights to declare the failure to make payments on the schedule provided in this Paragraph 1A on a timely basis or the failure of PUC to meet the provisions of 1B and 1C to be a breach of the Agreement. Grossman shall provide PUC with written notice of such declaration of breach. Such breach may be cured by payment of the past due amount, with penalty and interest as provided herein, within ten (10) business days of the date of mailing of such notice or such additional time as the parties may agree. For purposes of this agreement, payments mailed to Grossman shall be considered timely paid if postmarked on or before the due date.  All of the forgoing payments will be less all taxes and withholdings required by law.  PUC will issue Grossman a W-2 form reflecting the foregoing payments.

B.                                     Grossman shall have the option to accept as payment for any of the back wages, shares of ProUroCare Medical Inc. common stock up to a maximum of 100,000 shares, based on the price of the last completed trade on the day prior to such payment (or if no shares are so transacted on that day, the average of the closing bid and asked prices) as reported by the Over-the-Counter Bulletin Board.  Grossman shall notify PUC of his election to accept any payment due him in stock at least 10 days prior to the date such payment is due.  It is understood that Grossman shall remit to PUC, and PUC shall be responsible for depositing with the proper governmental authorities, any required federal and state withholding taxes related to the issuance of any such shares.

C.                                     PUC shall amend Grossman’s ProUroCare Inc. Incentive Stock Option Agreement dated February 1, 2004 to allow Grossman until February 1, 2012 to exercise his 450,000 vested options to purchase ProUroCare Medical Inc. common stock at $2.00 per share.  In the event that PUC is eligible to register the shares to be issued pursuant to its 2002 and 2004 stock option plans (including the shares to be issued upon exercise of the foregoing options) with the Securities and Exchange Commission on Form S-8, PUC shall file such registration by March 31, 2008.  If PUC fails to register the shares by March 31, 2008 for any reason, PUC will register the shares as soon as it reasonably can.  In that event, PUC will extend the period in which Grossman may exercise his options by the same amount of time as the period from March 31, 2008 to the effective registration date, but in no event beyond February 1, 2014.

2.                                       In consideration for the payment and benefits described above and the remainder of the terms and conditions set forth in this Agreement, the sufficiency of which is acknowledged and has been received, the Parties further agree to the following:

A.                                   Grossman agrees that his separation from employment with PUC is effective February 1, 2007, and is complete and permanent.  PUC may use this Agreement as an absolute contractual bar for rejecting any future application for employment.  The Parties confirm their continuing obligations and rights under Paragraphs 8, 9, 11 and 13 of the Contract. In addition, the Parties specifically agree, notwithstanding the language of Paragraph 4 below, that in the event of a breach by PUC of this Agreement and failure of PUC to cure such breach as provided below, but only in the event of such a breach, Grossman reserves and expressly does not waive any and all rights under the Contract, including without limitation the right to pursue damages, actions, lawsuits or claims under the Contract. The release and waiver in Paragraph 4 hereof does not apply to the extent it purports to waive Grossman’s rights under or release PUC from claims pursuant to the Contract, in the event of a breach by PUC of this Agreement.  Grossman shall provide PUC with written notice of declaration of any breach under this agreement.  PUC will have ten (10) business days within the date of the mailing of such notice, or such additional time as the parties may agree, to cure the breach.

B.                                     The Parties agree not to assist or encourage in any way or cooperate with, any individual, group of individuals or entity in bringing or pursuing a lawsuit, charge, complaint or grievance or making any other demands against the other Party.  Grossman shall fully cooperate with PUC in the future with respect to matters arising out of his employment with PUC.  The Parties agree that in any and all future proceedings of whatever nature, they will testify truthfully and will testify against the other Party only to the extent compelled to do so by a lawful subpoena or other judicial or administrative action.  If a Party receives a subpoena or other judicial or administrative action requesting his/its testimony in a matter involving the other Party, the subpoenaed Party shall immediately contact the other Party and cooperate with same.

C.                                     Grossman acknowledges and agrees that the amendment of Grossman’s Incentive Stock Option Agreement under Paragraph 1(C) of this Agreement is subject to offset, termination, cancellation or recoupment in the event that Grossman timely rescinds or revokes his consent to this Agreement or breaches this Agreement, including, but not limited to, Paragraphs 2(A), 2(B), 2(D), 2(F), 2(G), or 2(H).  In addition, if PUC breaches this Agreement or

Grossman breaches Paragraphs 2(A), 2(B), 2(D), 2(F), 2(G), or 2(H), the prevailing Party shall be awarded its/his costs and attorneys’ fees incurred in proving said breach(es).

D.                                    The Parties agree that they will not disparage or otherwise attempt to discredit the other Party with any media, anyone who is presently doing business with, employing or employed by, or with anyone that could reasonably be expected to do business with, employing or be employed by, the other Party.

E.                                      Grossman represents that while he was employed by PUC, he did not suffer a work-related injury and that he is unaware of any facts or circumstances that would support a workers’ compensation claim by him against PUC.

F.                                      The Parties represent that they have not filed any claims, actions or charges with any local, state or federal court or agency against the other Party and agree not to do so in the future.  However, this does not prevent Grossman from filing a charge with the EEOC or participating in an EEOC investigation or subsequent proceeding, but Grossman waives his right to any personal monetary recovery in any such investigation or subsequent proceeding.

G.                                     Grossman agrees to immediately return all PUC property to its office, including, but not limited to, computer(s), credit cards, sales information, sales materials, client contact information and any other information related to or regarding PUC.

H.                                    Grossman represents that he is responsible for all tax payments concerning the payments to be made under Sections 1(A), 1(B) and 1(C) (other than employer’s payroll taxes and amounts withheld from Grossman’s pay) and any penalties and interest that may arise as a result of such payments.

3.                                       Grossman understands and agrees that he has twenty-one (21) days from receipt of this Agreement during which Grossman can decide whether or not to enter into this Agreement.  During this 21-day period, Grossman may consult with an attorney regarding all aspects of this Agreement, and agrees to the extent Grossman desires, Grossman will and/or has availed that right.  Should Grossman sign this Agreement before the end of this 21-day period, Grossman represents that he has done so voluntarily and without influence by PUC.  Grossman also understands that he has seven (7) days following the signing of this Agreement to revoke Grossman’s agreement to waive any claims, and release PUC from any liability, under the Age Discrimination in Employment Act as described in paragraph 4 below.  Grossman also understands that he has fifteen (15) calendar days following the signing of this Agreement to rescind Grossman’s agreement to waive any claims, and release PUC from any liability, under the Minnesota Human Rights Act, Minn. Stat. § 363 as described in Paragraph 4 below.  Any such revocation or rescission must be made by delivering a written notice of revocation to ProUroCare Medical Inc., c/o Rick Carlson, 5500 Wayzata Blvd., Suite 310, Golden Valley, MN 55416.  For any revocation or rescission to be effective, it must be received by PUC on or before the seventh (7th) or fifteenth (15th) calendar day after Grossman executes this Agreement depending upon the type of rescission or revocation sought.  If sent by mail, the rescission or revocation must be: (1) postmarked within the seven (7) or fifteen (15) day period; (2) properly addressed as set forth above; and (3) sent by certified mail, return receipt requested.  Absent any such timely revocation or rescission, the portions of paragraph 4 below in which Grossman waives all claims, and releases PUC from any liability, under the Age Discrimination in Employment Act and the Minnesota Human Rights Act shall become effective and enforceable.

4.                                       Except for a breach of this Agreement and except as provided in Paragraph 2A hereof relating to Grossman’s rights and PUCs’ obligations under the Contract in the event of a breach by PUC of this Agreement, the Parties agree that by the signing of this Agreement, they irrevocably waive, and unconditionally and forever release the other Party (including PUC’s divisions, operations, parents, subsidiaries, affiliates, predecessors, successors, insurers, and assigns, and past and present owners, directors, stockholders, officers, trustees, agents, employees and representatives), with prejudice, from all damages, actions, lawsuits or claims the Parties may have, whether known or unknown, or asserted or unasserted, whether based on contract, tort, statute, ordinance or common law, arising out of or related to Grossman’s employment with PUC and the conclusion of that employment.  By way of illustration, but not limitation, this includes a waiver and release of any rights or claims Grossman may have under, or for, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, the National Labor Relations Act, the Minnesota Parental Leave Act, Employee Retirement Income Security Act, the Fair Labor Standards Act, the Minnesota Business Corporation Act and any other state counterpart, all as amended; whistleblower claims, breach of fiduciary duty, libel, slander, intentional or negligent infliction of emotional distress, defamation, breach of contract, promissory estoppel, negligent hiring, retention, supervision and termination, wages, conciliation or small claims court claims, and wrongful discharge, or any other charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, losses, debts and/or expenses (including attorneys’ fees and costs actually incurred) of any nature.  Except as provided in Paragraph 2A hereof, the Parties understand that they are releasing any and all rights they may have to sue each other related to, in any way, Grossman’s employment with PUC and/or the conclusion of that employment.  This waiver by Grossman does not apply to claims or rights under the Age Discrimination in Employment Act of 1967 that may arise after this Agreement is executed and any other right not subject to waiver by a private agreement.

5.                                       Nothing in this Agreement is intended to be, nor shall be construed as, an admission of any breach, violation or wrongdoing by either Party with respect to any contract or local, state or federal ordinance, statute or common law.

6.                                       The Parties agree and understand that any claims or actions relating to this Agreement shall be brought only in the State of Minnesota.  The Parties further agree that to the extent any state law shall apply to any dispute arising out of this Agreement, Minnesota law shall apply.

7.                                       Except for the Contract, this Agreement sets forth the entire agreement between the Parties concerning the subject matter herein and fully supersedes any and all prior discussions, offers, negotiations, representations, letters, agreements or understandings between the Parties concerning the subject matter herein.

8.                                       If any provision of, or portion thereof, this Agreement is found to be unenforceable, illegal or void by a court or agency of competent jurisdiction, the other provisions, or the remainder of the unenforceable, illegal or void provision, of this Agreement, shall remain valid and fully enforceable, and the court or agency shall interpret the remaining provisions, or insert such other terms, to effectuate the Parties’ intent.

9.                                       The Incentive Stock Option amendment set forth in Paragraph 1(C) will be provided within 10 business days after the latest rescission or revocation period described in this Agreement expires and provided Grossman has not timely rescinded or revoked his consent to any aspect of this Agreement.

PROUROCARE MEDICAL INC.

By:	/s/ Richard C. Carlson

Its:	CEO

Dated: May 11, 2007

I HAVE READ AND UNDERSTAND THE ABOVE AND VOLUNTARILY ENTER INTO THIS FINAL SEPARATION AGREEMENT.

Dated: 5/11/07	By:	/s/ Michael Grossman
Michael Grossman